                                                                  Exhibit (h)(9)

                          BLUE SKY SERVICES AGREEMENT
                          ---------------------------

     AGREEMENT made this 23rd day of August, 1999, between M.S.D. & T. FUNDS, INC. (the "Company"), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219.

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to retain BISYS to provide services in connection with the registration and qualification of the Company's shares for sale in the various states as more particularly described herein;

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services.  BISYS shall provide the services described in Schedule A
          --------
          attached hereto.

     2.   Compensation.  BISYS shall be entitled to receive compensation as
          ------------
          described in Schedule B attached hereto.

     3.   Effective Date.  This Agreement shall become effective as of the
          --------------
          date first written above (the "Effective Date").

     4.   Term.  The initial term of this Agreement (the "Initial Term") shall
          ----
          be for a period commencing on the Effective Date and, unless sooner terminated as provided herein, ending on the date that is one year after the Effective Date. Thereafter, if not terminated, this Agreement shall be renewed automatically for successive periods of one year; provided however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors or a vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) on 60 days' written notice to BISYS, or by BISYS at any time without the payment of any penalty, on 60 days' written notice to the Company. Fees incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.

     5.   Indemnification.  BISYS shall use its best efforts to ensure the
          ---------------
          accuracy of all services performed under this Agreement. Each party agrees to indemnify and hold the other party (including its affiliates, partners, directors, officers, employees, representatives and agents) harmless from and against any liability,
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          cost or other expense (including, but not limited to, the payment of reasonable attorney's fees and costs) incurred by the indemnified party as a result of any claim made by any third party arising out of or relating to the terms and conditions of this Agreement insofar as such claims are based upon or arise out of negligence or wrongful acts or failure to act whether by omission or commission of the non-indemnified party, its employees, agents, representatives or assigns, in connection with the terms and conditions of this Agreement.


     6.   Uncontrollable Events.  BISYS assumes no responsibility hereunder and
          ---------------------
          shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     7.   Confidentiality.  All information acquired pursuant to this Agreement
          ---------------
          by BISYS about the Company, or by the Company about BISYS, shall be considered confidential. Except for use in performance of their respective duties under this Agreement, neither party shall use such confidential information for any purpose and all such records of, and data derived from, such use, shall, in turn, be treated as confidential information. Neither BISYS nor the Company shall give, sell or in any way transfer such confidential information to any other person or entity except as contemplated hereunder or as required by law, and shall not permit any other person to obtain, use or gain access to such confidential information without the other's consent. In no event shall the Company or BISYS use the other's name, trademark, service mark, logo or other written materials without the prior written consent of the other.

     8.   Headings.  Paragraph headings in this Agreement are included for
          --------
          convenience only and are not to be used to construe or interpret this Agreement.

     9.   Governing Law.  This Agreement shall be governed by, and its
          -------------
          provisions shall be construed in accordance with, the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the effective and year first written above.

                                        M.S.D. & T. FUNDS, INC.


                                        By: /s/ Leslie B. Disharoon
                                            ------------------------------
                                        Title:  President
                                               ---------------------------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ J. David Huber
                                            ------------------------------
                                        Title:
                                              ____________________________

                                      -2-

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                                   SCHEDULE A
                       TO THE BLUE SKY SERVICES AGREEMENT
                                    BETWEEN
                            M.S.D. & T. FUNDS, INC.
                                      AND
                         BISYS FUND SERVICES OHIO, INC.

                                    SERVICES
                                    --------

BISYS shall provide the following services relating to the registration and qualification of the Company's shares for sale in the various states:

     (1)  file initial registrations for new funds/portfolios;

     (2)  file renewal registrations for existing funds/portfolios;

     (3)  monitor blue sky fees and conduct fee analysis upon request;

     (4)  perform monthly random registration audits and annual renewal audits;

     (5) maintain internal technical support specialist with responsibility for maintaining the Blue 2 System and interfacing with the Company's Transfer Agent when necessary;

     (6) maintain internal 1940 Act attorney with responsibility for analyzing legal issues related to state registration and who shall consult with counsel to the Company with respect to any material legal issues;

     (7) communicate relevant changes in state regulations and industry proposals; and

     (8) review and audit the blue sky state files and data provided by the Company's Administrator as a one time new client audit to be completed within 30 days of the Effective Date.

                                      A-1
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                                   SCHEDULE B
                       TO THE BLUE SKY SERVICES AGREEMENT
                                    BETWEEN
                            M.S.D. & T. FUNDS, INC.
                                      AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES
                                      ----


Annual Fee:              BISYS shall be entitled to receive an annual fee for
----------
                         blue sky services equal to $75.00 per state permit.

Initial Start-Up Fee:    BISYS shall be entitled to receive a one time
--------------------
                         conversion fee in the amount of $3,500 that shall be due and payable thirty (30) days following the Effective Date.

State Registration Fees: BISYS shall be reimbursed for actual registration fees
-----------------------
                         paid to qualify the Company's shares for sale in each state.

Check Fee:               BISYS shall be entitled to receive the sum of $8.00 per
---------
                         check in connection with the payment to the various states of registration fees.

Out of Pocket Fees:      BISYS shall be entitled to be reimbursed for reasonable
------------------
                         out-of-pocket expenses.

                                      B-1